Filed in the Office of	Business Number E0560852014-8
Barbara K. Cegavske	Filing Number 20190254062
Secretary of State State Of Nevada	Filed On 10/30/2019 11:13:00 AM
	Number of Pages 4

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Muliang Agritech Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Please see attached Certificate of Designation.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION
of
Rights, Preferences and Privileges
of
MULIANG AGRITECH, INC.
SERIES A PREFERRED STOCK
$0.0001 Par Value

Pursuant to Section 78.195 of the
Nevada Revised Statutes, as Amended

The undersigned DO HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Muliang Agritech, Inc., a Nevada Corporation (the "Corporation"), with the designations, powers, preferences, rights, qualifications, limitations and restrictions having been fixed by the Board of Directors:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Articles of Incorporation, as amended, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series A Preferred Stock (the "Series "A" Preferred Stock" or the "Preferred Stock"), to consist of 30,000,000 shares of the Corporation's shares (par value $0.0001 per share) of Series A Preferred Stock of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Articles of Incorporation, as amended) as follows:

1. *Certain Definitions.* Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

Board of Directors. The term "Board of Directors" shall mean the Board of Directors of this Corporation, and, to the extent permitted by law and the Articles of Incorporation and Bylaws of this Corporation, any committee of such Board of Directors authorized to exercise the powers of such Board of Directors.

Common Stock. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to vote on any matters.

Issue Date. The term "Issue Date" shall mean the date that shares of Series "A" Preferred Stock are first issued by the Corporation.

Preferred Stock. The term "Preferred Stock" shall mean the Series "A" Voting Preferred Stock, $0.0001 par value per share, of this Corporation.

2. *Dividends.* The holders of Series "A" Preferred Stock shall not be entitled to receive dividends of any kind.

3. *Conversion Rights.* The Series "A" Preferred Stock shall not be subject to conversion into Common Stock or other equity authorized to be issued by the Corporation.

4. *Voting Rights.* The holders of the issued and outstanding shares of Series "A" Preferred Stock shall have voting rights equal to ten (10) shares of Common Stock for each share of Series "A" Preferred Stock..

5. *Recapitalization or Reclassification.* If the Corporation shall at any time effect a recapitalization, reclassification or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares, then upon the effective date thereof, then the voting rights of ten shares of Common Stock for each share of Series "A" Preferred Stock, as set forth in paragraph 4 above, shall be increased or decreased, as applicable, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such recapitalization, reclassification or similar transaction.

6. *Exclusion of Other Rights.* Except as may otherwise be required by law, the shares of Series "A" Preferred Stock shall not have any preferences or relative, participating, optional or special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Articles of Incorporation. The shares of Series "B" Preferred Stock shall have no preemptive or subscription rights.

7. *Headings of Subdivisions.* The heading of the various subdivisions hereof is for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

8. *Severability of Provisions.* If any right, preference or limitation of the Series "A" Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

9. *Status of Cancelled Shares.* Shares of Series "A" Preferred Stock which have been issued and cancelled in any manner shall (upon compliance with any applicable provisions of the laws of the State of Nevada) have the status of authorized and unissued shares of Series "A" Preferred Stock issuable in series undesignated as to series and may be re-designated and reissued.

IN WITNESS WHEREOF, said Muliang Agritech, Inc., has caused this Certificate to be signed by a majority of the Board of Directors and attested by its Secretary this 28th day of October 2019.

MULIANG AGRITECH, INC.
By: /s/

Lirong Wang, Director